    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 2001

                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                PUBLICARD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   PENNSYLVANIA                                         23-0991870
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR          (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   ORGANIZATION)

                                620 FIFTH AVENUE
                                 SEVENTH FLOOR
                            NEW YORK, NEW YORK 10020
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAN-ERIK ROTTINGHUIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PUBLICARD, INC.
                                620 FIFTH AVENUE
                                 SEVENTH FLOOR
                            NEW YORK, NEW YORK 10020
                                 (212) 651-3102
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            JOEL I. GREENBERG, ESQ.
                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         OFFERING PRICE         AGGREGATE           AMOUNT OF
            TO BE REGISTERED                   REGISTERED           PER SHARE(1)       OFFERING PRICE     REGISTRATION FEE
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Common stock, par value $0.10 per
  share.................................   2,615,000 shares(2)          1.59              4,157,850           $1,040.00
----------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Includes 1,975,000 shares of common stock which are issuable upon conversion of 790 shares of class A preferred stock, second series, issued pursuant to the December 2000 private placement of such securities..

    Pursuant to Rule 416, this Registration Statement also registers an indeterminate number of shares of common stock as may be issued or become issuable upon conversion of shares of class A preferred stock, second series in accordance with the terms thereof to prevent dilution resulting from stock splits, stock dividends and other similar transactions.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS

                                2,615,000 SHARES

                                  COMMON STOCK

                                PUBLICARD, INC.

     The shareholders of our company that are identified in this prospectus are offering for sale from time to time under this prospectus up to 2,615,000 shares of our common stock of which up to 1,975,000 shares are issuable upon conversion of shares of class A preferred stock, second series.

     We are registering 2,500,000 shares of our common stock in connection with a December 2000 private placement of shares of our common stock and preferred stock. On December 6, 2000, our company completed the private placement of shares of common stock and class A preferred stock, second series, a newly designated series of convertible preferred stock. 525,000 shares of common stock and 790 shares of preferred stock were sold to institutional investors and other accredited investors in the U.S. and Europe. We used the proceeds from the private placement to complete a $5.0 million investment in TECSEC, Incorporated, a developer and marketer of smart card products.

     Each share of class A preferred stock, second series may, upon 30 days' prior written notice by the holder to us, be converted into 2,500 shares of our common stock. In addition, the number of shares of our common stock issuable upon conversion of the class A preferred stock, second series is subject to adjustment upon the occurrence of certain dilutive events.

     Our common stock is traded on the Nasdaq National Market under the symbol "CARD." On January 3, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $1.6563 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is          , 2001

                               TABLE OF CONTENTS

Risk Factors................................................     2
Use of Proceeds.............................................    10
Selling Shareholders........................................    11
Plan of Distribution........................................    13
Where You Can Find More Information.........................    13
Legal Matters...............................................    14
Experts.....................................................    14

     In this prospectus, unless we indicate otherwise, "we," "us," "our" and "PubliCARD" refer to PubliCARD, Inc. and our subsidiaries.

     PubliCARD was incorporated in the Commonwealth of Pennsylvania in 1913. Our principal executive offices are located at 620 Fifth Avenue, Seventh Floor, New York, New York 10020. Our telephone number is (212) 651-3102.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our common stock. Some of the following risks relate principally to our business and the industries in which we operate or in which we plan to operate in the future. Other risks relate principally to the securities markets and ownership of our common stock.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.

     Sections of this prospectus contain forward-looking statements, including, without limitation, statements concerning possible or assumed future results of operations of PubliCARD preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. You should understand that such statements made under "Risk Factors" and elsewhere in this document could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements.

RISKS RELATED TO THE BUSINESS OF PUBLICARD

     WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW, AND WE HAVE ONGOING FUNDING OBLIGATIONS. We have incurred losses and experienced negative cash flow from operating activities in the past, and we expect to incur losses and experience negative cash flow from operating activities in the foreseeable future. We incurred losses from continuing operations in 1997, 1998, 1999 and for the nine months ended September 30, 2000 of approximately $15.4 million, $8.4 million, $16.7 million and $15.4 million, respectively. In addition, we experienced negative cash flow from continuing operating activities of $5.0 million, $5.6 million, $8.5 million and $15.4 million in 1997, 1998, 1999 and the nine months ended September 30, 2000, respectively.

     We expect that our business will require on-going funding to support the expansion of sales and marketing efforts, new product development, working capital growth and capital expenditures. Also, we will need to fund our new initiatives in the broadband market before we can reasonably expect to derive any significant revenues from this market.

     We also have continuing obligations to fund payments due under a consent decree with the United States Environmental Protection Agency and an underfunded pension plan. As of September 30, 2000, we were required to make future aggregate payments of $1.7 million through April 2002 in connection with that consent decree. Consistent with the general practices of environmental enforcement agencies, the consent decree does not eliminate our potential liability for remediation of contamination that had not been known at the time of the settlement. We sponsor a defined benefit pension plan, which was frozen in 1993. As of December 31, 1999, the present value of the accrued benefit liabilities of our pension plan exceeded the plan's assets by approximately $5.5 million. In addition to the $1.0 million we expect to contribute to the plan in 2000, we are obligated to make continued contributions to the plan in accordance with the rules and regulations prescribed by the Employee Retirement Income Security Act of 1974. Future contribution levels depend in large measure on the mortality rate of plan participants and the investment return on the plan assets.

     OUR FUTURE PROFITABILITY DEPENDS LARGELY UPON PRODUCTS AND FUTURE PRODUCTS THAT HAVE NOT YET PRODUCED ANY REVENUES OR ARE NOT YET COMMERCIALLY VIABLE. We believe that certain of our products are viable, but have not yet generated any material sales. Our future revenues and earnings depend in large part on the success of these products. Our business is also based on products not yet developed. There are no assurances that these products will be developed into working products or that a market will develop for these products in the future.

     WE HAVE LIMITED EXPERIENCE IN THE BROADBAND MARKET. We have only recently begun to provide smart card infrastructure products and solutions to the broadband market. We are therefore subject to the risks inherent in establishing a new business enterprise.

     Our business model is new and unproven and may not generate sufficient revenue for us to be successful. The volume of products and services distributed using our technology may be too small to support our business or permit growth.

     THE MARKET'S ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN. Demand for, and market acceptance of, our smart card reader, application specific integrated circuit, also known as ASIC, and electronic commerce solutions are subject to a high level of uncertainty due to rapidly changing technology, new product introductions and changes in customer requirements and preferences. The success of our products or any future products also depends upon our ability to enhance our existing products and to develop and introduce new products and technologies to meet customer requirements. We face the risk that our current and future products will not achieve market acceptance.

     Smart card reader and ASIC solutions are designed to provide secure electronic commerce, access control and security for various digital platforms. The market for smart card security applications is still emerging and if the benefits are not perceived sufficient or if alternative technologies are more widely accepted, the demand for our solutions may not grow.

     Electronic commerce for the broadband marketplace is a new and emerging business, and we cannot guarantee that it will attract widespread demand or market acceptance. Our success in this area depends upon, among other things, broad acceptance of the concept of interactive television by industry participants, including broadcast and pay-television networks and system operators and manufacturers of televisions and set-top boxes, including their ability to successfully market interactive television-to-television viewers and advertisers. There have been several well-financed, high-profile attempts in the U.S. to develop and deploy systems in the broad category of interactive television. None of these attempts has resulted in large scale deployment, and many key industry participants have avoided participating in interactive television for a variety of reasons, including:

     - inconsistent quality of service;

     - need for new and expensive hardware in homes;

     - inadequate transmission facilities and broadcast centers;

     - complicated and expensive processes for creating interactive content; and

     - inability to align the conflicting interests of various participants.

     Accordingly, such participants may perceive interactive television negatively and be reluctant to participate.

     In addition, other participants in the television industry must accept and support interactive television for it to be successful. For instance, broadcasters will need to add interactive features to their programming and commercial vendors will need to embrace e-commerce over interactive television. We cannot assure you that these parties will provide such support.

     If the market for the products described above or any other products of ours fails to develop or develops more slowly than expected, or if any of the technologies developed by us do not achieve market acceptance, our business and operating results would be materially and adversely affected.

     WE DEPEND ON A RELATIVELY SMALL NUMBER OF CUSTOMERS FOR A MAJORITY OF OUR REVENUES. We rely on a limited number of customers in our business. The ASICs we provide to Motorola's General Instruments for inclusion in their set-top boxes accounted for 56% of our total revenue in 1999. We expect to continue to depend upon a relatively small number of customers for a majority of the revenues in our business.

     We generally do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and have supply contracts in place for each project. Significant reductions in sales to any of our largest customers would have a material adverse effect on our business. In addition, we generate significant accounts receivable and inventory balances in connection with providing products to our customers. A customer's inability to pay for our products could have a material adverse effect on our results of operations.

     WE DEPEND ON THIRD PARTY MANUFACTURERS WHO ARE OUTSIDE OF OUR CONTROL. We outsource manufacturing needs of a significant portion of our products to third party contract manufacturers. Outsourcing of manufacturing involves risks with respect to quality assurance, cost and the absence of engineering support. In addition, financial, operational or supply problems encountered by the third party manufacturers we use or may use in the future, their subcontractors or their suppliers could result in our inability to obtain timely delivery, if at all, of finished products. Any such difficulties would adversely affect our financial results.

     WE HAVE A LIMITED NUMBER OF SUPPLIERS OF KEY COMPONENTS. We rely on a limited number of suppliers for key components for our products. For example, we purchase embedded chips for ASICs exclusively from the Atmel Corporation. Our reliance on one supplier could impose several risks, including an inadequate supply of chips, price increases, long lead times, late deliveries and poor quality. Disruption or termination of the supply of these chips could delay the delivery of our products, which could have a material adverse effect on business and operating results. These delays could damage our relationship with current and prospective customers.

     OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL CHANGES AND INTRODUCE NEW PRODUCTS IN A TIMELY MANNER. The rate of technological change currently affecting the broadband market is particularly rapid compared to other industries. The migration of television from analog to digital transmission, the convergence of television, the Internet, communications and other media and other emerging trends are creating a dynamic and unpredictable environment in which to operate. Our ability to anticipate these trends and adapt to new technologies is critical to our success. Because new product development commitments must be made well in advance of actual sales, new product decisions must anticipate future demand as well as the speed and direction of technological change. Our ability to remain competitive will depend upon our ability to develop in a timely and cost effective manner new and enhanced products at competitive prices. New product introductions or enhancements by our competitors could cause a decline in sales or loss of market acceptance of our existing products and lower profit margins.

     Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

     - product selections;

     - timely and efficient completion of product design and development;

     - timely and efficient implementation of manufacturing processes;

     - effective sales, service and marketing;

     - price; and

     - product performance in the field.

     Our ability to develop new products also depends upon the success of our research and development efforts. Our research and development expenditures for the nine months ended September 30, 2000 were $3.5 million and we plan to increase this in the near term. We cannot assure you that these expenditures will lead to the development of viable products. We may need to devote substantially more resources to our research and development efforts in the future.

     THE HIGHLY COMPETITIVE MARKETS IN WHICH WE OPERATE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS. The markets in which we operate are intensely competitive and characterized by rapidly changing technology. We compete against numerous companies, many of which have greater resources than we do, and we believe that competition is likely to intensify.

     We believe that the principal competitive factors affecting the broadband market are:

     - the extent to which products support industry standards and are capable of being operated or integrated with other products;

     - technical features and level of security;

     - strength of distribution channels;

     - price;

     - product reputation, reliability, quality, performance and customer support;

     - product features such as adaptability, functionality and ease of use; and

     - competitor reputation, positioning and resources.

     We cannot assure you that competitive pressures will not have a material adverse effect on our business and operating results. Many of our current and potential competitors have longer operating histories in the broadband industry and significantly greater financial, technical, sales, customer support, marketing and other resources, as well as greater name recognition and a larger installed base of their products and technologies than our company. Additionally, there can be no assurance that new competitors will not enter the broadband market. Increased competition would likely result in price reductions, reduced margins and loss of market share, any of which would have a material adverse effect on our business and operating results.

     The market for smart card products and solutions is new, intensely competitive and rapidly evolving. We expect competition to continue to increase with both our existing competitors and new market entrants. Our primary competition currently comes from or is anticipated to come from:

     - companies offering payment solutions, including Trintech and VeriFone;

     - companies offering smart card technology solutions, including Gemplus, Philips and SCM Microsystems;

     - companies offering closed environment solutions, including small value electronic cash systems and database management solutions, such as Girovend, MARS, Diebold, CyberMark and Schlumberger.

     Many of our current and potential competitors have broader customer relationships that could be leveraged, including relationships with many of our customers. These companies also have more established customer support and professional services organizations than we do. In addition, a number of companies with significantly greater resources than we have could attempt to increase their presence in the broadband market by acquiring or forming strategic alliances with our competitors, resulting in increased competition.

     OUR LONG PRODUCT SALES CYCLES SUBJECT US TO RISK. Our products fall into two categories, those that are standardized and ready to install and use and those that require significant development efforts to implement within the purchasers' own systems. Those products requiring significant development efforts tend to be newly developed technologies and software applications that can represent major investments for customers. We rely on potential customers' internal review processes and systems requirements. The implementation of some of our products involves deliveries of small quantities for pilot programs and significant testing by the customers before firm orders are received for production volumes, or lengthy beta testing of software solutions. For these more complex products, the sales process may take one year or longer, during which time we may expend significant financial, technical and management resources, without any certainty of a sale.

     WE MAY BE LIMITED IN OUR USE OF OUR FEDERAL NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1999, we had federal net operating loss carryforwards, subject to review by the Internal Revenue Service, totaling approximately $88.0 million for federal income tax purposes, approximately $12.0 million of which will expire at the end of 2000, $9.0 million of which will expire at the end of 2001 and $25.0 million of which will expire at the end of 2002. We do not expect to earn any significant taxable income prior to 2002, and may not do so until later. A federal net operating loss can generally be carried back two or three years and then forward fifteen or twenty years (depending on the year in which the loss was incurred), and used to offset taxable income earned by a company (and thus reduce its income tax liability).

     Section 382 of the Internal Revenue Code provides that when a company undergoes an "ownership change," the corporation's use of its net operating losses is limited in each subsequent year. An "ownership change" occurs when, as of any testing date, the sum of the increases in ownership of each shareholder that owns five percent or more of the value of a company's stock as compared to that shareholder's lowest percentage ownership during the preceding three-year period exceeds fifty percentage points. For purposes of this rule, certain shareholders who own less than five percent of a company's stock are aggregated and treated as a single five-percent shareholder. We intend to issue a substantial number of shares of our common stock in connection with public and private offerings in the future. In addition, the exercise of outstanding warrants and options to purchase shares of our common stock may require us to issue additional shares of our common stock. The issuance of a significant number of shares of common stock could result in an "ownership change." If we were to experience such an "ownership change," we estimate that we would not be able to use a substantial amount of our available federal net operating loss carryforwards to reduce our taxable income.

     The extent of the actual future use of our federal net operating loss carryforwards is subject to inherent uncertainty because it depends on the amount of otherwise taxable income we may earn. We cannot give any assurance that we will have sufficient taxable income in future years to use any of our federal net operating loss carryforwards before they would otherwise expire.

     OUR PROPRIETARY TECHNOLOGY IS DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Our success depends significantly upon our proprietary technology. We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We currently have a number of patent applications pending. We cannot assure you that any of our applications will be approved, that any new patents will be issued, that we will develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties. Furthermore, we cannot assure you that the patents of others will not have a material adverse effect on our business and operating results.

     If our technology or products is determined to infringe upon the rights of others, and we were unable to obtain licenses to use the technology, we could be required to cease using the technology and stop selling the products. We may not be able to obtain a license in a timely manner on acceptable terms or at all. Any of these events would have a material adverse effect on our financial condition and results of operations.

     Patent disputes are common in technology related industries. We cannot assure you that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action. As the number of products and competitors in the broadband market grows, the likelihood of infringement claims also increases. Any claim or litigation may be time consuming and costly, cause product shipment delays or require us to redesign our products or require us to enter into royalty or licensing agreements. Any of these events would have a material adverse effect on our business and operating results. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software. In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary and intellectual property rights may not be adequate. There is a risk that our competitors will independently develop similar technology, duplicate our products or design around patents or other intellectual property rights.

     IF THIRD PARTIES DO NOT DEPLOY OUR TECHNOLOGY AND CREATE A MARKET FOR DIGITAL COMMERCE, OUR BUSINESS WILL BE HARMED. Relationships with leading content, technology and commerce service providers are critical to our success. Our business and operating results would be harmed to the extent our strategic partnerships fail, in whole or in part, to:

     - deploy our technology;

     - develop an infrastructure for the sale and delivery of digital goods and services;

     - generate transaction fees from the sale of digital content and services; and

     - develop and deploy new applications.

     THE NATURE OF OUR PRODUCTS SUBJECTS US TO PRODUCT LIABILITY RISKS. Our customers may rely on certain of our current products and products in development to prevent unauthorized access to digital context, computer networks, digital video broadcasting and real property. A malfunction of or design defect in certain of our products could result in tort or warranty claims. Although we attempt to reduce the risk of exposure from such claims through warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance, we cannot assure you that these measures will be effective in limiting our liability for any damages. Any liability for damages resulting from security breaches could be substantial and could have a material adverse effect on our business and operating results. In addition, a well-publicized actual or perceived security breach involving our conditional access or security products could adversely affect the market's perception of our products in general, regardless of whether any breach is attributable to our products. This could result in a decline in demand for our products, which would have a material adverse effect on our business and operating results.

     WE MAY HAVE DIFFICULTY RETAINING OR RECRUITING PROFESSIONALS FOR OUR BUSINESS. Our future success and performance is dependent on the continued services and performance of our senior management and other key personnel. There is a shortage of qualified marketing, technical and financial personnel in our industry, and the competition for such personnel is intense. Accordingly, the loss of the services of any of our executive officers or other key employees could materially adversely affect our business.

     Our business requires experienced software programmers, creative designers and application developers, and our success depends on identifying, hiring, training and retaining such experienced, knowledgeable professionals. If a significant number of our current employees or any of our senior technical personnel resign, or for other reasons are no longer employed by us, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenues. In addition, former employees may compete with us in the future.

     Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. There is currently a shortage of qualified senior technical personnel in the software development field, and this shortage is likely to continue. Furthermore, there is significant competition for employees with the skills required to perform the services we offer. We cannot assure you that we will be able to attract a sufficient number of qualified employees in the future to sustain and grow our business, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

     OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISK ASSOCIATED WITH OPERATING IN FOREIGN MARKETS, INCLUDING FLUCTUATIONS IN CURRENCY EXCHANGE RATES, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL CONDITION. International sales represent approximately 83% of total sales for the nine months ended September 30, 2000. Because we derive a substantial portion of our business outside the United States, we are subject to certain risks associated with operating in foreign markets including the following:

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - currency exchange risks;

     - export controls related to encryption technology;

     - unexpected changes in regulatory requirements;

     - changes in economic and political conditions;

     - potentially adverse tax consequences; and

     - burdens of complying with a variety of foreign laws.

     Any of the foregoing could adversely impact the success of our international operations. We cannot assure you that such factors will not have a material adverse effect on our future international sales and, consequently, on our business, operating results and financial condition. In addition, fluctuations in exchange rates could have a material adverse effect on our business, operating results and financial condition. To date, we have not engaged in currency hedging.

     OUR ARTICLES OF INCORPORATION AND BY-LAWS, CERTAIN CHANGE OF CONTROL AGREEMENTS, OUR RIGHTS PLAN AND PROVISIONS OF PENNSYLVANIA LAW COULD DETER TAKEOVER ATTEMPTS.

     Blank check preferred stock. Our board of directors has the authority to issue up to 700,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of our common stock. The rights of the holders of any preferred stock that may be issued in the future may adversely affect the rights of the holders of our common stock. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change of control. Such preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, the issuance of the preferred stock could limit the price that investors might be willing to pay in the future for shares of our common stock and could have a material adverse effect on the market value of our common stock.

     Rights plan. Our rights plan entitles the registered holders of rights to purchase shares of our class A preferred stock upon the occurrence of certain events, and may have the effect of delaying, deferring or preventing a change of control.

     Change of control agreements. We are a party to change of control agreements which provide for payments to certain of our directors and executive officers under certain circumstances following a change of control. Since the change of control agreements require large cash payments to be made by any person effecting a change of control, these agreements may discourage takeover attempts.

     The change of control agreements provide that, if the services of any person party to a change of control agreement are terminated within three years following a change of control, that individual will be entitled to receive, in a lump sum within 10 days of the termination date, a payment equal to 2.99 times that individual's average annual compensation for the shorter of the five years preceding the change of control and the period the individual received compensation from us for personal services. Assuming a change of control were to occur at the present time, payments in the following amounts would be required:
Mr. Harry I. Freund -- $972,000; and Mr. Jay S. Goldsmith -- $972,000. If any such payment, either alone or together with others made in connection with the individual's termination, is considered to be an excess parachute payment under the Internal Revenue Code, the individual will be entitled to receive an additional payment in an amount which, when added to the initial payment, would result in a net benefit to the individual, after giving effect to excise taxes imposed by Section 4999 of the Internal Revenue Code and income taxes on such additional payment, equal to the initial payment before such additional payment. We would not be able to deduct these payments for income tax purposes.

     Pennsylvania law. We are a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it difficult for a third party to acquire control of us, even if such change of control would be beneficial to our shareholders.

     WE ARE SUBJECT TO GOVERNMENT REGULATION. The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by governmental agencies. These governmental agencies continue to oversee and adopt legislation and regulation over these industries, which may affect our business, market participants with which we have relationships or the acceptance of interactive television in general. In addition, future legislation or regulatory requirements regarding privacy issues could be enacted to require notification to users that captured data may be used by marketing entities to target product promotion and advertising to that user. Any of these developments may materially adversely affect our business.

     Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases, which may be used in our present or future assembly processes. Moreover, changes in such environmental rules and regulations may require us to invest in capital equipment and implement compliance programs in the future. Any failure by our company to comply with environmental rules and regulations, including the discharge of hazardous substances, would subject us to liabilities and would materially adversely affect our operations.

RISKS RELATED TO COMMON STOCK

     OUR STOCK PRICE IS EXTREMELY VOLATILE. The stock market has recently experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. The market price of our common stock has been highly volatile and is likely to continue to be volatile. The future trading price for our common stock will depend on a number of factors, including:

     - variations in our annual or quarterly financial results or those of our competitors;

     - general economic conditions, in particular, the technology service sector;

     - the volume of activity for our common stock is minimal and therefore a large number of shares placed for sale or purchase could increase its volatility;

     - our ability to effectively manage our business;

     - expected or announced relationships with other companies;

     - announcements of technological advances, innovations or new products by us or our competitors;

     - patents or other proprietary rights or patent litigation; and

     - product liability or warranty litigation.

     We cannot be certain that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are adverse and unrelated to our performance.

     THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE IF A LARGE NUMBER OF SHARES IS SOLD IN THE FUTURE. Future sales of our common stock in the public market, or the issuance of shares of common stock upon the exercise of stock options and warrants or otherwise, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity or equity-related securities.

     We cannot predict the effect, if any, that market sales of shares of common stock, or the availability of such shares of common stock for sale, will have on the market price of the shares of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares of common stock and could impair our ability to raise capital through an offering of our equity securities.

                                USE OF PROCEEDS

     The proceeds from the sale of shares of common stock under this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares being sold by the selling shareholders under this prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of PubliCARD common stock as of December 11, 2000 by each selling shareholder. The following table assumes that the selling shareholders sell all of the shares registered under the registration statement of which this prospectus forms a part and shown as beneficially owned by them. PubliCARD is unable to determine the exact number of shares that actually will be sold.

     The number and percentage of shares beneficially owned is based on 24,237,400 shares issued and outstanding as of January 3, 2001, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within the date of this prospectus through the exercise of any stock option or other rights.

                                                              MAXIMUM NUMBER
                                           COMMON STOCK        OF SHARES OF
                                        BENEFICIALLY OWNED    COMMON STOCK TO         COMMON STOCK
                                               PRIOR          BE SOLD IN THIS      BENEFICIALLY OWNED
                                         TO THIS OFFERING        OFFERING        AFTER THIS OFFERING(1)
                                        -------------------   ---------------    -----------------------
SELLING SHAREHOLDER                      NUMBER     PERCENT                        NUMBER       PERCENT
-------------------                     ---------   -------                      -----------   ---------
Publicker Industries Inc. Retirement
  Income Plan.........................    170,315       *         115,000(2)         55,315         *
J. Rothschild Assurance Life
  Fund(3).............................    991,000    4.09%         91,000(4)        900,000      3.71%
J. Rothschild Assurance Pension
  Fund(3).............................    611,250    2.52%         56,250(4)        555,000      2.29%
J. Rothschild International Managed
  Assurance Fund(3)...................    324,750    1.34%         29,750(4)        295,000      1.22%
J. Rothschild International Assurance
  US Managed Fund(3)..................     30,250       *           2,750(4)         27,500         *
St. James's Place International(3)....    792,750    3.27%         72,750(4)        720,000      2.97%
TDG Funds Ltd.(3) ....................    116,750       *          10,750(4)        106,000         *
GAM Worldwide Fund(3).................     78,750       *           7,250(4)         71,500         *
CTCL A/C The Partners Fund(3).........     49,500       *           4,500(4)         45,000         *
N.C.L. Investments....................    345,200    1.42%        250,000(4)         95,200         *
Baltic Trust..........................    420,000    1.72%        250,000(5)        170,000         *
Peter Frederick Dicks.................     52,500       *          37,500(5)         15,000         *
Singer & Friedlander Limited..........    250,000    1.02%        250,000(5)              0         *
A.N. Solomons.........................    125,000       *         125,000(5)              0         *
Jere Harris...........................    250,000    1.02%        250,000(5)              0         *
Michael G. Jesselson 12/18/80 Trust...    365,200    1.50%        125,000(5)        240,200         *
Jesselson Grandchildren 12/18/80
  Trust...............................    125,000       *         125,000(5)              0         *
Steve Lampe...........................    354,700    1.45%        250,000(5)        104,700         *
Leonard M. Ross Revocable Trust u/t/d
  12/20/85............................  1,187,152    4.83%        350,000(5)        837,152      3.45%
Dr. Edward Steinberg..................    270,000    1.11%        100,000(5)        170,000         *
Lewis P. Schneider....................    225,000       *          25,000(5)        200,000         *
Arthur Cantor.........................     25,000       *          25,000(5)              0         *
S. Irving Zacheim.....................     84,800       *          37,500(5)         47,300         *
Bill Mattison.........................    385,000    1.59%         25,000(5)        360,000      1.49%

---------------

 (1) Assumes the maximum number of shares registered under the registration statement of which this prospectus forms a part is sold.

(2) Represents shares of common stock contributed to satisfy our continuing obligations under this plan.

(3) Taube Hodson Stonex Partners Limited is a discretionary investment advisor to J. Rothschild Assurance Life Fund, J. Rothschild Assurance Pension Fund,
    J. Rothschild International Managed Assurance Fund, J. Rothschild International Assurance US Managed Fund, St. James's Place International, TDG Funds Ltd., GAM Worldwide Fund and CTCL A/C The Partners Fund. Taube Hodson Stonex Partners has power to vote and direct the vote and power to dispose and direct the disposition of shares held by these funds.

(4) Includes shares of common stock which were acquired pursuant to that certain Common Stock Purchase Agreement, dated December 2000, between PubliCARD and the listed selling shareholder.

(5) Includes shares of common stock which may be acquired upon conversion of PubliCARD's class A preferred stock, second series, issued pursuant to the December 2000 private placement of such securities.

 *  Less than 1%.

                              PLAN OF DISTRIBUTION

     A total of 2,615,000 shares of common stock may be offered and sold from time to time by the selling shareholders under this prospectus. Each selling shareholder will act independently from PubliCARD in making decisions with respect to the timing, manner and size of each sale. Each selling shareholder may sell all or a portion of the shares owned by him from time to time through the Nasdaq National Market and may sell shares of common stock to or through one or more broker-dealers at prices prevailing on the Nasdaq National Market at the times of such sales. Each selling shareholder may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. The selling shareholders and any broker-dealers who act in connection with sales of common stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate.

     The selling shareholders will pay all discounts and selling commissions, if any, fees and expenses of counsel and other advisors to the selling shareholders, or any of them, and any other expenses incurred in connection with the registration and sale of the PubliCARD common stock, other than the registration fee payable to the SEC hereunder, fees and expenses relating to the registration or qualification of the shares of common stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of PubliCARD's counsel and independent accountants, which will be paid by PubliCARD.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 relating to the common stock being offered. This prospectus is filed as part of the registration statement. Other parts of the registration statement are omitted from this prospectus. Statements made in this prospectus concerning the contents of any contract or other document are not necessarily complete. For a more complete description of the matter involved, you should read the entire contract or other document, as applicable.

     We are required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information at the SEC's public reference facilities:

       WASHINGTON, D.C.                    NEW YORK                         CHICAGO
        Judiciary Plaza            Seven World Trade Center             Citicorp Center
    450 Fifth Street, N.W.                Suite 1300                500 West Madison Street
           Room 1024               New York, New York 10048               Suite 1400
    Washington, D.C. 20549                                       Chicago, Illinois 60661-2511

     You may call 1-800-SEC-0330 for further information about the public reference facilities. For a fee, the SEC will send copies of any of our filings to you. In addition, our filed reports, proxy statements and other information are contained in the Internet website maintained by the SEC. The address is http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CARD," and our SEC filings can also be read at the following address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold:

     - our Annual Report on Form 10-K for the year ended December 31, 1999, as amended;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - our current report on Form 8-K dated July 10, 2000; and

     - our current report on Form 8-K dated December 18, 2000.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

                                PubliCARD, Inc.
                                620 Fifth Avenue
                                 Seventh Floor
                            New York, New York 10020
                          Attention: Antonio L. DeLise
                                 (212) 651-3120

                                 LEGAL MATTERS

     The validity of the common stock being offered hereby is being passed upon for PubliCARD by Schnader Harrison Segal & Lewis LLP, Philadelphia, Pennsylvania. In addition, certain other matters in connection with this offering will be passed upon for PubliCARD by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedules incorporated by reference from PubliCARD's Annual Report on Form 10-K for the year ended December 31, 1999 as amended, in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

------------------------------------------------------
------------------------------------------------------

     You should rely only on the information contained in this prospectus. No dealer, sales person or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                PUBLICARD, INC.

                                2,615,000 SHARES
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                                           , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated, except for the SEC registration fee, fees and expenses, other than underwriting discounts and commissions, in connection with the offering described in this registration statement:

SEC registration fee........................................  $ 1,040
Legal fees and expenses.....................................   12,500
Accounting fees and expenses................................    3,000
Miscellaneous...............................................    1,460
                                                              -------
          Total.............................................  $18,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Pennsylvania Business Corporation Law (the "PBCL") permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, other than an action by or in the right of the corporation (other than an action by or in the right of the corporation, a "derivative action"), and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal proceeding in a third-party action, had no reasonable cause to believe his or her conduct was unlawful. The PBCL provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation under Pennsylvania law.

     Under the PBCL, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification or advancement of expenses may be entitled under PubliCARD's By-laws or otherwise. Such contractual or other rights may require indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person both in connection with derivative actions and third-party actions, except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The PBCL permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

     Under Section 1713 of the PBCL, if a By-law adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken or omitted unless the director both (a) breached or failed to perform the duties of his or her office under Pennsylvania law and (b) the breach or failure constituted self dealing, willful misconduct or recklessness.

     Article V of PubliCARD's By-laws provides for both the limitation of the monetary liability of the directors of PubliCARD and for the mandatory indemnification of directors and officers.

     Under Article V of PubliCARD's By-laws, a director will not be held personally liable to PubliCARD, its shareholders or third parties for monetary damages as a consequence of any act or omission unless the director both (a) breached or failed to perform the duties of his or her office under Pennsylvania law and (b) the breach or failure constituted self dealing, willful misconduct or recklessness.

     In addition, under Article V of PubliCARD's By-laws, a director, officer or, at the board of directors' discretion, employee or other person who is or was serving in any capacity at the request of or for the benefit of PubliCARD, will be indemnified and held harmless by PubliCARD for all actions taken by him or her and for all failure to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss, including, without limitation, attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement, actually and reasonably incurred by such director, officer, employee or other person in connection with any threatened, pending or completed action, suit or proceeding, including, without limitation, an action, suit or proceeding by or in the right of PubliCARD, whether civil, criminal, administrative or investigative. No indemnification is permitted where the act or failure to act by the person seeking to be indemnified constitutes willful misconduct or recklessness as determined by a court of competent jurisdiction.

     PubliCARD currently maintains directors' and officers' liability insurance providing for coverage of up to $15,000,000. PubliCARD's assets and equity, however, may be called upon to provide indemnification to officers and directors to the extent any indemnified amount exceeds PubliCARD's liability insurance limit, or to the extent any matter required to be indemnified by PubliCARD's By-laws falls outside the scope of the policy's coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the foregoing provisions, PubliCARD has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    4.1       Amended and Restated Articles of Incorporation, amended and restated through November 2, 1998, of PubliCARD.
              Incorporated by reference to PubliCARD's Quarterly Report on
              Form 10-Q for the quarterly period ended September 30, 1998, dated November 9, 1998.
    4.2       By-laws of PubliCARD. Incorporated by reference to
              PubliCARD's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, dated March 28, 1991.
    4.3       Certificate of Designation, Preferences and Rights of Class
              A Preferred Stock, First Series. Incorporated by reference from PubliCARD's Registration Statement on Form 8-A, dated
              September 26, 1988.
    4.4       Form of option to purchase common stock of PubliCARD issued in connection with the Stock Purchase Agreement, dated April
              12, 1985, among PubliCARD, Belfour Securities Corporation
              and the Purchasers. Incorporated by reference from
              PubliCARD's Annual Report on Form 10-K for the year ended
              December 31, 1994, dated March 31, 1995.
    4.5       Form of Warrant Agreement, dated 1986, between PubliCARD and
              J. Henry Schroder Bank & Trust Company, as Warrant Agent.
              Incorporated by reference from PubliCARD's Registration
              Statement on Form S-1, dated October 8, 1986.
    4.6       Form of Amendment No. 1 to Warrant Agreement, dated August
              13, 1997, between PubliCARD and Publicker Industries Inc., successor to J. Henry Schroder Bank & Trust Company, as
              Warrant Agent. Incorporated by reference from PubliCARD's
              Current Report on Form 8-K, filed on August 15, 1997.
    4.7       Form of Warrant Agreement, dated 1986, between PubliCARD and
              Drexel Burnham Lambert Incorporated. Incorporated by
              reference from PubliCARD's Registration Statement on Form
              S-1, dated October 8, 1986.
    4.8       Form of Amendment No. 1 to Warrant Agreement, dated August
              13, 1997, between PubliCARD and Harry I. Freund and Jay S.
              Goldsmith. Incorporated by reference from PubliCARD's
              Current Report on Form 8-K, filed on August 15, 1997.

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    4.9       Amended and Restated Rights Agreement, dated as of August 7,
              1998, between PubliCARD and Continental Stock Transfer &
              Trust Company, as Rights Agent. Incorporated by reference
              from PubliCARD's Current Report on Form 8-K, filed on
              September 17, 1998.
    4.10      Certificate of Designation, Preferences and Rights of Class
              A Preferred Stock, Second Series as filed with the
              Department of State of the Commonwealth of Pennsylvania on
              November 29, 2000. Incorporated by reference to PubliCARD's
              Current Report on Form 8-K filed on December 18, 2000.
    4.11      Rights Plan, adopted November 1, 2000. Incorporated by
              reference from PubliCARD's Current Report on Form 8-K filed on December 18, 2000.
    5.1       Opinion of Schnader, Harrison, Segal & Lewis with respect to legality of securities being registered.
   10.1       Agreements, dated as of August 1987, between PubliCARD and each of Harry I. Freund and Jay S. Goldsmith concerning a
              change of control of PubliCARD. Incorporated by reference
              from PubliCARD's Form 8 Amendment to PubliCARD's Quarterly
              Report on Form 10-Q for the quarter ended September 30,
              1987, filed on December 18, 1987.
   10.2       PubliCARD 1991 Stock Option Plan. Incorporated by reference from PubliCARD's Form 8 Amendment to PubliCARD's Annual
              Report on Form 10-K for the year ended December 31, 1991
              dated August 14, 1992.
   10.3       PubliCARD 1993 Long Term Incentive Plan. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1993, dated March 29, 1994.
   10.4       PubliCARD Non-employee Director Stock Option Plan.
              Incorporated by reference from PubliCARD's Annual Report on
              Form 10-K for the year ended December 31, 1993, dated March
              29, 1994.
   10.5       Asset Purchase Agreement, dated August 16, 1996, among
              Masterview Window Company, Inc., PubliCARD, Hanten
              Acquisition Co. and Masterview Acquisition Corp.
              Incorporated by reference from PubliCARD's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, dated
              November 14, 1996.
   10.6       Agreement and Plan of Merger, dated as of October 30, 1998, among PubliCARD, Publicker Smart Card Acquisition Co.,
              Tritheim Technologies, Inc. and the Security Holders of
              Tritheim Technologies, Inc. Incorporated by reference from
              PubliCARD's Current Report on Form 8-K, filed on December 7,
              1998.
   10.7       Termination, Severance and Release Agreement, dated as of
              December 3, 1999, between PubliCARD and James J. Weis.
              Incorporated by reference from PubliCARD's Annual Report on
              Form 10-K for the year ended December 31, 1999, dated March
              30, 2000.
   10.8       Employment Agreement, dated as of November 2, 1999, between
              PubliCARD and Jan-Erik Rottinghuis. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1999, dated March 30, 2000.
   10.9       Asset Purchase Agreement, dated June 29, 2000, among
              Greenwald Industries, Inc., Greenwald Intellicard, Inc., The
              Eastern Company, and PubliCARD, Inc. Incorporated by
              reference from PubliCARD's Current Report on Form 8-K, filed on July 10, 2000.
   10.10      PubliCARD's 1999 Stock Option Plan for Non-Employee
              Directors. Incorporated by reference from PubliCARD's Annual
              Report on Form 10-K for the year ended December 31, 1999
              dated March 30, 2000.
   10.11      PubliCARD's 1999 Long-Term Incentive Plan. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1999, dated March 30, 2000.

EXHIBIT NO.                             EXHIBIT
-----------                             -------
   23.1       Consent of Arthur Andersen LLP.
   23.2       Consent of Schnader Harrison Segal & Lewis (included in
              Exhibit 5.1).
   24.1       Power of Attorney (included on the signature page of this
              registration statement).

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 3, 2001.

                                          PUBLICARD, INC.

                                          By:   /s/ JAN-ERIK ROTTINGHUIS
                                            ------------------------------------
                                          Name: Jan-Erik Rottinghuis
                                          Title: President and Chief Executive
                                                 Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby authorizes and appoints Jan-Erik Rottinghuis and Antonio L. DeLise, and either of them, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact, to sign and file with the Securities and Exchange Commission on his behalf, individually and in all capacities, all amendments and post-effective amendments to this Registration Statement, with exhibits thereto, and other documents in connection therewith.

              SIGNATURE                                    TITLE                           DATE
              ---------                                    -----                           ----

      /s/ JAN-ERIK ROTTINGHUIS          Director, Chief Executive Officer and         January 4, 2001
------------------------------------      President (principal executive officer)
        Jan-Erik Rottinghuis

         /s/ HARRY I. FREUND            Director and Chairman                         January 3, 2001
------------------------------------
           Harry I. Freund

        /s/ JAY S. GOLDSMITH            Director and Vice Chairman                    January 3, 2001
------------------------------------
          Jay S. Goldsmith

        /s/ CLIFFORD B. COHN            Director                                      January 3, 2001
------------------------------------
          Clifford B. Cohn

            L.G. SCHAFRAN               Director                                      January  , 2001
------------------------------------
            L.G. Schafran

         /s/ HATIM A. TYABJI            Director                                      January 3, 2001
------------------------------------
           Hatim A. Tyabji

        /s/ ANTONIO L. DELISE           Vice President, Chief Financial Officer and   January 3, 2001
------------------------------------      Secretary (principal financial and
          Antonio L. DeLise               accounting officer)

                                 EXHIBIT INDEX

EXHIBIT NO.                             EXHIBIT                               PAGE NO.
-----------                             -------                               --------
    4.1       Amended and Restated Articles of Incorporation, amended and restated through November 2, 1998, of PubliCARD.
              Incorporated by reference to PubliCARD's Quarterly Report on
              Form 10-Q for the quarterly period ended September 30, 1998, dated November 9, 1998.
    4.2       By-laws of PubliCARD. Incorporated by reference to
              PubliCARD's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, dated March 28, 1991.
    4.3       Certificate of Designation, Preferences and Rights of Class
              A Preferred Stock, First Series. Incorporated by reference from PubliCARD's Registration Statement on Form 8-A, dated
              September 26, 1988.
    4.4       Form of option to purchase common stock of PubliCARD issued in connection with the Stock Purchase Agreement, dated April
              12, 1985, among PubliCARD, Belfour Securities Corporation
              and the Purchasers. Incorporated by reference from
              PubliCARD's Annual Report on Form 10-K for the year ended
              December 31, 1994, dated March 31, 1995.
    4.5       Form of Warrant Agreement, dated 1986, between PubliCARD and
              J. Henry Schroder Bank & Trust Company, as Warrant Agent.
              Incorporated by reference from PubliCARD's Registration
              Statement on Form S-1, dated October 8, 1986.
    4.6       Form of Amendment No. 1 to Warrant Agreement, dated August
              13, 1997, between PubliCARD and Publicker Industries Inc., successor to J. Henry Schroder Bank & Trust Company, as
              Warrant Agent. Incorporated by reference from PubliCARD's
              Current Report on Form 8-K, filed on August 15, 1997.
    4.7       Form of Warrant Agreement, dated 1986, between PubliCARD and
              Drexel Burnham Lambert Incorporated. Incorporated by
              reference from PubliCARD's Registration Statement on Form
              S-1, dated October 8, 1986.
    4.8       Form of Amendment No. 1 to Warrant Agreement, dated August
              13, 1997, between PubliCARD and Harry I. Freund and Jay S.
              Goldsmith. Incorporated by reference from PubliCARD's
              Current Report on Form 8-K, filed on August 15, 1997.
    4.9       Amended and Restated Rights Agreement, dated as of August 7,
              1998, between PubliCARD and Continental Stock Transfer &
              Trust Company, as Rights Agent. Incorporated by reference
              from PubliCARD's Current Report on Form 8-K, filed on
              September 17, 1998.
    4.10      Certificate of Designation, Preferences and Rights of Class
              A Preferred Stock, Second Series as filed with the
              Department of State of the Commonwealth of Pennsylvania on
              November 29, 2000. Incorporated by reference to PubliCARD's
              Current Report on Form 8-K filed on December 18, 2000.
    4.11      Rights Plan, adopted November 1, 2000. Incorporated by
              reference from PubliCARD's Current Report on Form 8-K filed on December 18, 2000.
    5.1       Opinion of Schnader, Harrison, Segal & Lewis with respect to legality of securities being registered.
   10.1       Agreements, dated as of August 1987, between PubliCARD and each of Harry I. Freund and Jay S. Goldsmith concerning a
              change of control of PubliCARD. Incorporated by reference
              from PubliCARD's Form 8 Amendment to PubliCARD's Quarterly
              Report on Form 10-Q for the quarter ended September 30,
              1987, filed on December 18, 1987.
   10.2       PubliCARD 1991 Stock Option Plan. Incorporated by reference from PubliCARD's Form 8 Amendment to PubliCARD's Annual
              Report on Form 10-K for the year ended December 31, 1991
              dated August 14, 1992.

EXHIBIT NO.                             EXHIBIT                               PAGE NO.
-----------                             -------                               --------
   10.3       PubliCARD 1993 Long Term Incentive Plan. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1993, dated March 29, 1994.
   10.4       PubliCARD Non-employee Director Stock Option Plan.
              Incorporated by reference from PubliCARD's Annual Report on
              Form 10-K for the year ended December 31, 1993, dated March
              29, 1994.
   10.5       Asset Purchase Agreement, dated August 16, 1996, among
              Masterview Window Company, Inc., PubliCARD, Hanten
              Acquisition Co. and Masterview Acquisition Corp.
              Incorporated by reference from PubliCARD's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, dated
              November 14, 1996.
   10.6       Agreement and Plan of Merger, dated as of October 30, 1998, among PubliCARD, Publicker Smart Card Acquisition Co.,
              Tritheim Technologies, Inc. and the Security Holders of
              Tritheim Technologies, Inc. Incorporated by reference from
              PubliCARD's Current Report on Form 8-K, filed on December 7,
              1998.
   10.7       Termination, Severance and Release Agreement, dated as of
              December 3, 1999, between PubliCARD and James J. Weis.
              Incorporated by reference from PubliCARD's Annual Report on
              Form 10-K for the year ended December 31, 1999, dated March
              30, 2000.
   10.8       Employment Agreement, dated as of November 2, 1999, between
              PubliCARD and Jan-Erik Rottinghuis. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1999, dated March 30, 2000.
   10.9       Asset Purchase Agreement, dated June 29, 2000, among
              Greenwald Industries, Inc., Greenwald Intellicard, Inc., The
              Eastern Company, and PubliCARD, Inc. Incorporated by
              reference from PubliCARD's Current Report on Form 8-K, filed on July 10, 2000.
   10.10      PubliCARD's 1999 Stock Option Plan for Non-Employee
              Directors. Incorporated by reference from PubliCARD's Annual
              Report on Form 10-K for the year ended December 31, 1999
              dated March 30, 2000.
   10.11      PubliCARD's 1999 Long-Term Incentive Plan. Incorporated by
              reference from PubliCARD's Annual Report on Form 10-K for
              the year ended December 31, 1999, dated March 30, 2000.
   23.1       Consent of Arthur Andersen LLP.
   23.2       Consent of Schnader Harrison Segal & Lewis (included in
              Exhibit 5.1).
   24.1       Power of Attorney (included on the signature page of this
              registration statement).